Filed Pursuant to Rule 424(b)(2)

Registration No. 333-158663

Supplement dated July 27, 2009

to Term Sheet No. 118 dated May 26, 2009,

product supplement LIRN-2 dated April 21, 2009,

Series L MTN prospectus supplement

dated April 21, 2009 and prospectus dated

April 20, 2009 (together, the “Note Prospectus”)

Bank of America Corporation

Medium-Term Notes, Series L

Capped Leveraged Index Return Notes®

Linked to the Merrill Lynch Commodity index eXtraSM

Brent 4-Series Index – Excess Return, due June 3, 2011

(the “LIRNs”)

This document supplements the Note Prospectus in connection with any secondary market transactions in the LIRNs by Merrill Lynch Pierce, Fenner & Smith Incorporated and its affiliates. Capitalized terms used but not defined in this supplement have the meanings set forth in the Note Prospectus.

The Starting Value for the LIRNs was defined in the final term sheet relating to the LIRNs (the “Final Term Sheet”), dated May 26, 2009 and filed with the Securities and Exchange Commission (the “SEC”) on May 28, 2009, as the lesser of (a) 740.3869, the closing level of the Merrill Lynch Commodity index eXtraSM Brent 4-Series Index – Excess Return (the “MLCX4COE Index”) on May 26, 2009, and (b) the lowest closing level of the MLCX4COE Index on any Market Measure Business Day during the Starting Value Determination Period, determined as described on page TS-2 and TS-6 of the Final Term Sheet.

The Starting Value Determination Period expired on July 27, 2009. The lowest closing level of the MLCX4COE Index on any Market Measure Business Day during the Starting Value Determination Period was 715.1171, which is less than 740.3869.

Therefore, the Starting Value for the LIRNs is 715.1171.

Documentation

You should read this supplement, together with the documents listed below, which together contain the terms of the LIRNs and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in “Risk Factors” and “Additional Risk Factors” beginning on page TS-5 of the Final Term Sheet and in “Risk Factors” beginning on page S-10 of product supplement LIRN-2, as the LIRNs involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the LIRNs.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Final Term Sheet dated May 26, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000119312509120489/d424b2.htm

•	Product supplement LIRN-2 dated April 21, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000095014409003415/g18702p2e424b5.htm

•	Series L MTN prospectus supplement dated April 21, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000095014409003387/g18667b5e424b5.htm

•	Prospectus dated April 20, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000095014409003342/g18334sv3asr.htm

•	Market Making Prospectus for Our Debt Securities, dated May 4, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000119312509098047/dposasr.htm

Our Central Index Key, or CIK, on the SEC website is 70858. Unless otherwise indicated or unless the context requires otherwise, all references in the Final Term Sheet to “we,” “us,” “our,” or similar references are to Bank of America Corporation.

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